                                                                   Exhibit 10.40

                                    CERTAIN CONFIDENTIAL INFORMATION CONTAINED
                                    IN THIS DOCUMENT, MARKED BY BRACKETS, IS
                                    FILED WITH THE SECURITIES AND EXCHANGE
                                    COMMISSION PURSUANT TO RULE 24b-2 OF THE
                                    SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.



                               LICENSE AND SUPPLY

                                    AGREEMENT

                                     between

                              GILEAD SCIENCES, INC.

                                       and

                            PHARMACIA & UPJOHN S.A.

                                TABLE OF CONTENTS


                                                                            Page
Table of  Contents                                                             1
Background                                                                     4
ARTICLE 1   Definitions
     1.1    "Affiliate"                                                        5
     1.2    "Best Efforts"
     1.3    "Cidofovir"
     1.4    "Competitive CMV Product"
     1.5    "CPMP"
     1.6    "EMEA"
     1.7    "European Union"
     1.8    "First Commercial Sale"
     1.9    "Gilead Know-How"
     1.10   "Gilead Patents"
     1.11   "Gilead Technology"
     1.12   "Joint Strategic Committee"                                        6
     1.13   "Licensed Product"
     1.14   "Net Sales"
     1.15   "Non-Patented Product"
     1.16   "P&U Know-How"
     1.17   "P&U Patents"
     1.18   "P&U Technology
     1.19   "P&U Territory
     1.20   "Patented Product"                                                 7
     1.21   "Proprietary Information"
     1.22   "Specifications"
     1.23   "Valid Claim"
     1.24   "Vistide"
ARTICLE 2   Grant of Rights
     2.1    License Grants
     2.2    Sublicensing                                                       8
     2.3    P&U Right of First Negotiation
     2.4    P&U Acquisition of Competitive Product
     2.5    P&U Acknowledgement of Other Gilead Products
     2.6    Maintenance of Licenses to Gilead of Gilead Patents                9

ARTICLE 3   Development and Regulatory Affairs
     3.1    Joint Strategic Committee
     3.2    Gilead's Obligations                                              10
     3.3    P&U's Obligations
     3.4    Development Costs                                                 11
     3.5    Clinical Materials
     3.6    Adverse Reactions
     3.7    Intraocular Clinical Development


                                       1.

ARTICLE 4   Due Diligence
     4.1    Marketing Approval
     4.2    Territorial Diligence                                             12

ARTICLE 5   Compensation
     5.1    License Fee
     5.2    Milestone Payment
     5.3    Royalty Payments on Net Sales
     5.4    Quarterly Payment Mechanism: Year-End Reconciliation              14
     5.5    Sublicense
     5.6    Expiration of Royalty Payment Obligations

ARTICLE 6   Supply and Manufacturing
     6.1    Supply of Cidofovir
     6.2    Technology Transfer
     6.3    Supply of Intraocular Cidofovir                                   15
     6.4    Supply Prices
     6.5    Specifications
     6.6    Forecasts and Orders
     6.7    Acceptance; Shipment and Risk of  Loss                            16
     6.8    Invoices
     6.9    Shortages of  Supply

ARTICLE 7   Marketing
     7.1    Promotion and Marketing Efforts                                   17
     7.2    Pricing
     7.3    Trademarks
     7.4    Use of the Gilead Name
     7.5    Distribution of Licensed Product
     7.6    Export Control

ARTICLE 8   Payments; Records; Audit                                          18
     8.1    Payment; Report
     8.2    Exchange Rate; Manner and Place of Payment
     8.3    Records and Audit
     8.4    Withholding Taxes                                                 19

ARTICLE 9   Term and Termination
     9.1    Term
     9.2    Licenses Upon Expiration
     9.3    Termination for Breach
     9.4    Termination in Event of Patent Challenge                          20
     9.5    Unconditional Right to Terminate
     9.6    Reversion of Product Rights
     9.7    Survival

ARTICLE 10  Intellectual Property
     10.1   Prosecution of Patents
     10.2   Infringement of Patents by Third Parties
     10.3   Infringement of Third Party Rights


                                       2.

     10.4   Patent Marking                                                    21
     10.5   JSC Review of Patent Strategy

ARTICLE 11  Indemnification
     11.1   Indemnification by Gilead
     11.2   Indemnification by P&U
     11.3   Mechanics                                                         22
     11.4   Insurance Coverage

ARTICLE 12  Confidentiality
     12.1   Proprietary Information; Exceptions
     12.2   Authorized Disclosure                                             23
     12.3   Return of Proprietary Information

ARTICLE 13  Representations and Warranties                                    24
     13.1   Mutual Representations and Warranties
     13.2   Gilead Representation and Warranties
     13.3   No Other Representations

ARTICLE 14  Dispute Resolutions; Venue and Governing Law                      25
     14.1   Disputes
     14.2   Alternative Dispute Resolution
     14.3   Arbitration Procedure
     14.4   Jurisdiction                                                      26
     14.5   Governing Law

ARTICLE 15  Miscellaneous                                                     27
     15.1   Agency
     15.2   Assignment
     15.3   Disclosure
     15.4   Amendment
     15.5   Notices
     15.6   Force Majeure                                                     28
     15.7   Severability
     15.8   Cumulative Rights
     15.9   Waiver
     15.10  Entire Agreement

EXHIBITS    Exhibit A: Gilead Patents
            Exhibit B: Endispute Rules


                                       3.

                          LICENSE AND SUPPLY AGREEMENT

     THIS LICENSE AND SUPPLY AGREEMENT (the "Agreement"), dated as of August 7, 1996 (the "Effective Date"), is made by and between GILEAD SCIENCES, INC., a Delaware corporation ("Gilead"), and Pharmacia & Upjohn S.A., ("P&U") a Luxembourg corporation with reference to the following:


                                   BACKGROUND

     WHEREAS, Gilead has developed a proprietary compound previously designated as HPMPC or GS 504 and now known under the generic name of cidofovir; and

     WHEREAS, Gilead has received marketing approval in the United States and has filed an application for marketing approval in Europe of an injectable form of cidofovir for intravenous use known as "Vistide-Registered Trademark- (cidofovir injection)" for the treatment of cytomegalovirus ("CMV") retinitis in patients with AIDS; and

     WHEREAS, Gilead is currently conducting Phase I/II clinical trials for the delivery of an intraocular formulation of cidofovir to treat CMV retinitis in patients with AIDS; and

     WHEREAS, P&U, through its divisions and/or affiliates, is engaged in the production, commercialization and sale of pharmaceuticals; and

     WHEREAS, Gilead and P&U desire to enter into a license and supply agreement for the development, manufacture and marketing of injectable formulations of cidofovir for intravenous and intraocular use; and

     WHEREAS, to bring injectable forms of cidofovir to market in the P&U Territory on a timely basis and maximize the value of such product, P&U requires, in addition to a license under Gilead's patent rights covering cidofovir, access to Gilead regulatory approvals, the assurance of product supply and the transfer of certain know-how related to cidofovir, and also desires the benefit of Gilead's further efforts to develop cidofovir for intraocular delivery; and

     WHEREAS, Gilead and P&U have entered into a Series B Preferred Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") with a view to entering into this License and Supply Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the parties hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

     As used herein, the following terms will have the following meanings:


                                       4.

     1.1 "AFFILIATE" means any entity that directly or indirectly Owns, is Owned by or is under common Ownership with, a party to this Agreement, where "Own" or "Ownership" means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity, PROVIDED, HOWEVER, that if the law of the jurisdiction in which such entity operates does not allow fifty percent (50%) or greater ownership by a party to this Agreement, such ownership interest shall be at least forty percent (40%).

     1.2    "BEST EFFORTS" has the meaning assigned to it in Section 4.1.

     1.3    "CIDOFOVIR" means (S)-1-(3-hydroxy-2-phosphonylmethoxypropyl)-
cytosine,   also known scientifically as HPMPC, which is the active agent contained in the Gilead pharmaceutical known as "Vistide-Registered Trademark- (cidofovir injection)." As used in this Agreement, the term "Cidofovir" excludes prodrugs the active species of which is HPMPC.

     1.4    "COMPETITIVE CMV PRODUCT" has the meaning assigned to it in Section
2.3.

     1.5 "CPMP" means the Committee for Proprietary Medicinal Products, which represents the medicine authorities of the European Community member states.

     1.6 "EMEA" means the European Medicines Evaluation Agency, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedure of the European Community.

     1.7 "EUROPEAN UNION" or "EU" means the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, the United Kingdom, and future members of the European Union (or its successor), upon their admission for full membership (with commercial rights and privileges substantially comparable to those of the foregoing countries).

     1.8 "FIRST COMMERCIAL SALE" means, in any particular country, the first sale for use by the general public of the Licensed Product after required marketing and pricing approvals have been granted by the governing health authority of that country.


     1.9 "GILEAD KNOW-HOW" means all proprietary inventions, technology, trade secrets, clinical and preclinical results, and any physical, chemical or biological material, or other information, owned or acquired with right to sublicense during the term of this Agreement by Gilead or any Affiliate of Gilead, which are necessary or useful to P&U in the development, formulation, use or sale of the Licensed Product.

     1.10 "GILEAD PATENTS" mean all patents and patent applications, both foreign and domestic, which cover Cidofovir and which now or at any time during the term of this Agreement are owned by or licensed to Gilead or any Gilead Affiliate with the right to sublicense. Set forth as Exhibit A is a list of the Gilead Patents as of the Effective Date. Such Exhibit shall be updated no more frequently than annually upon P&U's request. Gilead Patents expressly excludes patents and patent applications covering proforms of Cidofovir, or their use or manufacture, in particular esters or amides of Cidofovir, or cyclic HPMPC (also known as GS 930).

     1.11   "GILEAD TECHNOLOGY" means Gilead Patents and Gilead Know-How.


                                       5.

     1.12 "JOINT STRATEGIC COMMITTEE" OR "JSC" means that committee comprised of three named representatives of Gilead and three named representatives of P&U whose responsibility shall be as set forth in Section 3.1.

     1.13 "LICENSED PRODUCT" means any formulation of Cidofovir manufactured or sold pursuant to this Agreement exclusively for intravenous or intraocular administration. Licensed Products may be either Patented Products or Non-Patented Products. Licensed Products exclude formulations of Cidofovir other than intravenous and intraocular formulations.

     1.14 "NET SALES" means the gross billings for the sale to a third party of Licensed Product in finished product form made by P&U or its Affiliates or sublicensees, as appropriate, less the following deductions:

            (a) Amounts repaid or credited by reason of timely rejections or returns;

            (b) Taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods;

            (c) Transportation and delivery charges actually incurred, including shipping insurance;

            (d) Normal and customary trade, cash and quantity discounts, rebates and allowances granted to third parties, including mandatory rebates to governmental agencies with discounts etc, which are based on multiple products to be allocated reasonably; and

            (e)     Retroactive price reductions imposed by public authorities.

     Notwithstanding the foregoing, amounts received by P&U or its Affiliates or sublicensees for the sale of Licensed Products among P&U and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.

     1.15 "NON-PATENTED PRODUCT" means any Licensed Product, P&U's activities with respect to which would not, in the absence of a license granted herein, infringe a Valid Claim of any Gilead Patent in the country in which such activity occurs or in a country where no Gilead Patent issues.

     1.16 "P&U KNOW-HOW" means all proprietary inventions, technology, trade secrets, clinical and preclinical results, and any physical, chemical or biological material, or other information owned or acquired with right to sublicense during the term of this Agreement by P&U or any Affiliate of P&U, which are used in the manufacture, use or sale of Licensed Product.

     1.17 "P&U PATENTS" means all patents and patent applications, both foreign and domestic, which result from P&U's work with Licensed Product, or cover inventions practiced by P&U in the manufacture, use or sale of Licensed Product, and which now or at any time during the term of this Agreement are owned by or licensed to P&U or any P&U Affiliate with the right to sublicense.

     1.18   "P&U TECHNOLOGY" means P&U Patents and P&U Know-How.

     1.19 "P&U TERRITORY" means initially the world excluding the United States, its territories and possessions subject to subsequent reductions as provided in Article 4.


                                       6.

     1.20 "PATENTED PRODUCT" means any Licensed Product, P&U's activities with respect to which, absent the license grants set forth herein, would infringe a Valid Claim of any Gilead Patent in the country in which such activity occurs.

     1.21 "PROPRIETARY INFORMATION" means, subject to the limitations set forth in Section 11.1 hereof, all information received by a party hereto pursuant to this Agreement to the other party. In particular, Proprietary Information shall be deemed to include, but is not limited to, any patent application or drawing, any trade secret, information, invention, idea, samples of assay components, process, formula, or test data relating to any research project, work in process, future development engineering, manufacturing, regulatory, marketing, servicing, financing or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form.

     1.22 "SPECIFICATIONS" means those specifications for bulk Cidofovir and all associated test methods and finished Licensed Product as defined by Gilead. Such specifications may be modified from time to time by Gilead, as provided in
Section 6.5 below.

     1.23 "VALID CLAIM" means a claim of (a) an issued patent, which claim has not lapsed, been canceled, or become abandoned and which claim has not been declared invalid or unenforceable by a court of competent jurisdiction in a final decision from which no appeal has or can be taken, or (b) a patent application, so long as such application is being diligently prosecuted.

     1.24 "VISTIDE" means the intravenous formulation of Cidofovir which is presently the subject of an application for marketing approval which has been filed by Gilead with the CPMP under the EMEA's centralized procedure.

                                    ARTICLE 2

                                 GRANT OF RIGHTS

     2.1    LICENSE GRANTS.

            (a) GILEAD TECHNOLOGY. Subject to the terms of this Agreement, Gilead hereby grants to P&U an exclusive license to use the Gilead Technology only for the manufacture, importation, use, sale and offer for sale of the Licensed Product in the P&U Territory, with a right to sublicense its Affiliates. Gilead grants no rights to P&U to manufacture bulk cidofovir or to import, sell or offer for sale Cidofovir in the fifty United States provided, however, that the foregoing shall not restrict P&U from manufacturing bulk cidofovir following the expiration of Gilead's supply obligations under Article 6.

            (b) P&U TECHNOLOGY. Subject to the terms of this Agreement, P&U hereby grants to Gilead and its Affiliates a non-exclusive license to use the P&U Technology only for the manufacture, importation, use, sale and offer for sale of (i) Licensed Products outside of the P&U Territory, and (ii) pharmaceuticals containing Cidofovir which are not Licensed Products, on a worldwide basis, and (iii) otherwise in the performance of this Agreement. Such license shall be royalty-free, except that if any such P&U Technology is in-licensed by P&U and a running royalty obligation to a non-Affiliate of P&U is applicable thereto, then such running royalty obligation shall be passed along to Gilead. If Gilead does not agree to pay any such passed-along amount, then the sublicense for such in-licensed technology shall not be granted.

                                       7.

     2.2 SUBLICENSING. P&U shall have the right to sublicense the rights granted under Section 2.1(a) to its non-Affiliates with the prior written consent of Gilead, which consent shall not be unreasonably withheld. Gilead shall have the right to sublicense the rights granted under Section 2.1(b) to its non-Affiliates with the prior written consent of P&U, which consent shall not be unreasonably withheld.

     2.3 P&U RIGHT OF FIRST NEGOTIATION. Except as otherwise provided in this Section 2.3, P&U shall have a right of first negotiation with respect to any product or potential product in a country of the P&U Territory (other than a Licensed Product) that Gilead intends to license to a third party which is, or which can reasonably be expected to be, indicated for the prevention and/or treatment of CMV infection (a "Competitive CMV Product") as follows: Gilead shall notify P&U in writing that it intends to seek third party licensees for a Competitive CMV Product prior to contacting any such potential third party licensees. Such written notice shall include sufficient detailed technical information concerning the Competitive CMV Product as P&U may reasonably require to evaluate its interest in such
product.  P&U shall notify Gilead within [          ] after receiving
Gilead's notice of such licensing opportunity whether it is interested in negotiating with Gilead the terms under which P&U shall license such Competitive CMV Product from Gilead. If P&U provides such notice, the
parties shall negotiate in good faith for a period of up to [          ]
after Gilead receives P&U's notice of interest (the "Negotiation Period") the terms of an agreement pursuant to which P&U will license such Competitive CMV Product from Gilead. Neither Gilead nor P&U shall have any obligation to actually enter into a license with respect to a Competitive CMV Product. Gilead shall be free to discuss licensing such Competitive CMV Product to third parties and to grant such a license (i) if P&U does not respond to Gilead's notice of intent to license the Competitive CMV Product within
[          ] after P&U's receipt thereof, at any time after expiration
of such [          ] period, or (ii) if Gilead and P&U fail to agree upon
the terms of a possible license to the Competitive CMV Product during the Negotiation Period, at any time after expiration of the Negotiation Period. The foregoing right of first negotiation shall not apply to (i) any product which Gilead is developing and marketing independently for the treatment of CMV infection, or (ii) any products incorporating PMEA (9-[phosphonomethoxyethyl] adenine) or its prodrug forms, including specifically adefovir dipivoxil (also known as GS 840 or bis-POM PMEA).

     2.4 P&U ACQUISITION OF COMPETITIVE PRODUCT. In the event P&U acquires rights to any Competitive CMV Product (either by licensing technology from, or acquiring, a third party) in the P&U Territory, P&U shall
promptly so inform Gilead.  At least [          ] before filing an
application for marketing approval for such Competitive CMV Product, P&U shall have the option to terminate the license granted to it in Section 2.1(a) with respect to the country or countries where P&U has obtained such product rights. If P&U does not provide notice of its intent to exercise such option in such country or countries during such time period, Gilead may elect at any time thereafter to convert the exclusive license granted to P&U pursuant to Section 2.1(a) to a non-exclusive license, solely with respect to such country or countries. Such conversion shall be effective upon receipt by P&U of Gilead's written notice to P&U of such election. Any such termination or conversion of P&U's license shall not otherwise affect the parties' rights and obligations under this Agreement.

     2.5 P&U ACKNOWLEDGEMENT OF OTHER GILEAD PRODUCTS. P&U acknowledges that Gilead has entered into a License and Supply Agreement with American Home Products for the development and worldwide marketing of topical ophthalmic formulations of Cidofovir, and that Gilead is developing independently a topical gel formulation of Cidofovir which is not a Competitive CMV Product. P&U also confirms its understanding that Gilead maintains an active program to develop prodrugs of Cidofovir, the most advanced of which is cyclic HPMPC (or GS 930). P&U confirms its understanding that these other formulations and products, among others, are not included in the license granted to P&U under this Agreement.

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       8.

     2.6 MAINTENANCE OF LICENSES TO GILEAD OF GILEAD PATENTS. Gilead shall use diligent efforts to maintain valid licenses to the Gilead Patents which are in-licensed by Gilead and listed on Exhibit A as of the Effective Date. Gilead shall give prompt notice to P&U when it becomes aware of the possibility of a breach or default of any such license. Both parties shall meet and mutually determine an appropriate course of action to prevent such a breach or default.

                                    ARTICLE 3

                       DEVELOPMENT AND REGULATORY AFFAIRS

     3.1    JOINT STRATEGIC COMMITTEE.

            (a) JSC MEMBERSHIP AND GOVERNANCE. The parties shall establish a Joint Strategic Committee to coordinate the clinical, regulatory, manufacturing and commercial activities of the parties with respect to Licensed Product in their respective territories. Each party shall within thirty (30) days after the Effective Date select three (3) representatives to serve as members of the JSC. Each party may select additional representatives to replace the initial JSC members selected by such party as necessary during the term of the Agreement. Any JSC members selected by one party shall be subject to the approval of the other party. P&U shall appoint the Chairperson of the JSC for the first year of the term of this Agreement, and upon the first anniversary of the Effective Date, Gilead shall appoint the Chairperson of the JSC for the following year. The parties will similarly alternate responsibility for appointing the JSC Chairperson for subsequent one-year terms during the term of this Agreement. The JSC shall attempt to operate by consensus, and any issues that the JSC is unable to resolve by consensus shall be submitted for resolution pursuant to Article 14. The Chairperson of the JSC shall be responsible for providing an agenda for each JSC meeting at least ten (10) days in advance of such meeting and shall prepare written minutes of all JSC meetings in reasonable detail. The Chairperson shall distribute such minutes to all JSC members within twenty (20) days after the relevant JSC meeting.

            (b) JSC MEETINGS AND RESPONSIBILITIES. The JSC shall meet at least two (2) times per year during the term of this Agreement, provided that either party may request additional meetings as reasonably required. The JSC will provide the primary means of communication between the parties regarding the clinical development, regulatory approval and marketing of Licensed Products. The parties shall report to the JSC on all material clinical, regulatory and marketing issues relating to Licensed Products, and the JSC shall make recommendations and provide strategic guidance with respect to such issues. Specifically, each party shall submit to the JSC any plan relating to publications, symposia or marketing meetings, marketing efforts, clinical development efforts (including any pre- and post-marketing clinical trials), regulatory plans, advertising and promotional materials relating to Licensed Products, and the labelling of Licensed Products, in advance of its implementation thereof. Additionally the JSC shall serve as a forum for discussion of opportunities for cost sharing where such activities would have mutual benefit. Each party shall submit to the JSC its plans for any clinical trials of Licensed Product in advance of the anticipated commencement date thereof. Neither party shall commence any clinical trial of the Licensed Product until the JSC has approved the plans therefor; provided, however that Gilead shall not be required to obtain prior JSC approval of any Phase IV clinical trial of Vistide which was agreed to by Gilead with the U.S. FDA prior to the Effective Date in connection with obtaining marketing approval, or any clinical trial of Licensed Product agreed to by Gilead with clinical investigators prior to the Effective Date. The parties shall present their plans for commercializing Licensed Products to the JSC, which shall work with the parties to help formulate a consistent, worldwide commercialization strategy for Licensed Products.


                                       9.

     3.2    GILEAD'S OBLIGATIONS.

            (a) DISCLOSURE OF GILEAD KNOW-HOW. Following the Effective Date and through the term of this Agreement, Gilead shall make available to P&U, subject to the terms of this Agreement, all Gilead Know-How, PROVIDED, HOWEVER, that Gilead shall not be obligated to transfer Gilead Know-How which relates to the manufacture of bulk Cidofovir, except to the extent required for regulatory purposes or to satisfy its customary internal requirements for quality control.

            (b) REGULATORY FILINGS. Gilead shall provide P&U with letters of reference to its dossier of regulatory filings for Licensed Products in the Territory, including the drug master file regarding the manufacture of bulk Cidofovir and any other comparable files. Gilead shall also provide reasonable technical assistance required by P&U in connection with the regulatory filings referred to in Section 3.3, at no additional cost to P&U. Gilead shall provide additional information as may be required by the regulatory authorities of a particular country within the P&U Territory if a letter of reference is not sufficient for that country.

            (c) CENTRALIZED CPMP APPROVAL OF VISTIDE; SUBSEQUENT TRANSFER OF MAA. Gilead, as approved by the JSC, will perform [
      ]any additional clinical trials and make regulatory filings necessary to obtain marketing approval of Vistide by the CPMP under the EMEA's centralized licensing procedure. Gilead shall be the primary party responsible for all communications with regulatory authorities in connection with such filings, especially in regard to providing medical expertise, provided that P&U will have a right to participate in all meetings between Gilead and such authorities relating to development of Licensed Product under this Agreement. As provided in Section 3.3, after Gilead has obtained CPMP approval of Vistide, P&U shall be the primary party responsible for obtaining any other required national or local reimbursement and pricing approvals and agreements for Vistide in the European Union countries. Gilead shall transfer to P&U the marketing authorization application ("MAA"), or resulting marketing authorization ("MA") covering Vistide, which is presently held by Gilead Sciences Limited, a U.K. company wholly owned by Gilead. The parties agree to effect such transfer in the manner most convenient to the parties which conforms with applicable regulatory requirements. Each party shall bear its own expenses incurred in connection with such transfer, except that any transfer-related filing fees shall be divided equally by the parties. If such transfer occurs by means of the sale of Gilead Sciences Limited, the purchase price shall be equal to Gilead's invested capital (which is nominal), P&U shall promptly thereafter change the name of such entity so as not to include the name of "Gilead", and Gilead shall indemnify P&U for any liabilities of such company incurred prior to the date of such sale.

     3.3    P&U'S OBLIGATIONS.

            (a) DISCLOSURE OF P&U KNOW-HOW. Subject to Section 2.1(b), P&U shall disclose to Gilead any P&U Know-How which is discovered or developed during the term of this Agreement.

            (b) REGULATORY FILINGS. Except as provided in Section 3.2(c), P&U will file such additional regulatory filings as may be necessary for the sale of Licensed Product within the P&U Territory in its own name. P&U will be responsible for all communications with regulatory authorities in connection with such filings provided that Gilead will have the right to participate in all meetings between P&U and such regulatory authorities relating to the development or marketing of Licensed Products under this Agreement. P&U will keep Gilead informed of the progress of such filings in each country, and will provide Gilead with at least fifteen (15) days advance notice of the final submission of an application for marketing approval in any country of the P&U Territory. P&U will provide Gilead with access to all regulatory filings with respect to Licensed Product made in the P&U Territory, and will

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       10.

promptly advise Gilead when it has obtained marketing approval, reimbursement approval, or pricing approval of Licensed Products in each country.

     3.4    DEVELOPMENT COSTS.  P&U shall be responsible for the [
          ] clinical trials of Licensed Product in the P&U Territory including expanded access or compassionate use programs, [

                                                                  ] of all
external development costs which are approved by the JSC and which are (i) required in order to obtain marketing approval of Licensed Product in countries of the P&U Territory, or (ii) required in order to improve approved product labelling. In Japan, [
         ] subject to advance budget approval by the JSC.  [

                                               ] From time to time, the parties
may agree to allocate the costs of clinical trials of Licensed Product in a manner other than that set forth in this Agreement.

     3.5 CLINICAL MATERIALS. Gilead shall timely supply P&U with such quantities of Licensed Product in final form as may be reasonably required by P&U for the conduct of clinical trials. P&U will reimburse Gilead for its actual costs of manufacturing such material as set forth in Article 6.

     3.6 ADVERSE REACTIONS. The parties agree that, to the extent permitted by applicable law, Gilead shall be responsible outside of the P&U Territory for the reporting of adverse events related to the use of Licensed Product, and P&U shall be responsible inside the P&U Territory for the reporting of such adverse events. In this regard, each party agrees to advise regulatory authorities of the other's role and to conform with the adverse event reporting procedures of the countries in which they are marketing Licensed Products. The parties shall agree upon standard operating procedures for reporting such adverse events to governmental regulatory authorities and to each other prior to the date of First Commercial Sale of Licensed Product in any country in the P&U Territory. Any modifications to the standard procedure for adverse event reporting shall be effective only upon the mutual consent of the parties. The provisions of this
Section 3.6 shall survive termination of this Agreement so long as both parties are marketing Licensed Products.

     3.7 INTRAOCULAR CLINICAL DEVELOPMENT. The JSC will meet to agree upon a clinical development plan for the intraocular formulation of cidofovir which shall have the same development costs sharing arrangement between the Parties as for Vistide under Section 3.4.

                                    ARTICLE 4

                                  DUE DILIGENCE

     4.1 MARKETING APPROVAL. P&U shall devote its Best Efforts to obtain marketing approval for Licensed Product in substantially all markets in the P&U Territory and to achieve First Commercial Sale of Licensed Product on a timely basis thereafter in each country where approval is obtained. [







                                                            ]

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       11.

     4.2 TERRITORIAL DILIGENCE. Specifically, to maintain its license rights under Section 2.1(a) in each country of the P&U territory, P&U shall use Best Efforts to obtain marketing, pricing and reimbursement approval for each country in the P&U Territory (subject to approval by the JSC and Section
4.2 (b) below) and to achieve First Commercial sale of Licensed Product in
each such country within [              ] of receiving all required
approvals. For Japan the Parties agree to [
                                         ]

     If P&U fails to satisfy such diligence standards in any particular country in the P&U Territory, Gilead shall have the right to notify P&U of its intent to terminate P&U's license in such country. Upon receipt of such notice, P&U shall have a sixty (60) day period within which to submit to Gilead a specific, written plan to achieve regulatory and, where required, pricing and reimbursement approvals and its action steps for First Commercial Sale of
Licensed Product within the country in question within [              ] after
regulatory and, where required, pricing and reimbursement approval. The efforts of P&U sublicensees shall be treated as efforts of P&U for purposes of this
Section 4.2.  If P&U later fails to make the First Commercial Sale of Licensed
Product within such additional [           ] period, the countries shall be
excluded from the definition of P&U Territory upon ninety (90) days' advance written notice from Gilead, except if such delay is shown to be outside the control of P&U.

            (a) REPORTS. Each Party shall provide regular reports to the JSC concerning the development and marketing of Licensed Product in the various countries of the world.

            (b) EXCEPTIONS. Nothing in this Section 4.2 shall require P&U to develop or market the Licensed Product in any country in which by reason of pricing restrictions, costs of doing business, or other reasons P&U can demonstrate to Gilead's satisfaction (not to be unreasonably withheld) that P&U would reasonably not choose to market Licensed Product in view of market potential, profit potential or strategic purpose in view of conditions then prevailing in such country (either directly or by reason of the effect that such activity would have on other markets for the Licensed Product). It is specifically understood that any request by P&U for relief under this Section 4.2(b) shall be accompanied by a specific and detailed economic analysis presenting the basis for its conclusion. P&U shall not lose any license rights for failure of diligence under Article 4 in any territory in which P&U is able to demonstrate P&U's reasoning to Gilead's satisfaction. In addition, P&U may propose to the JSC that regulatory approval for Licensed Product not be sought or obtained in a particular country. P&U shall not be relieved of its obligations under this Section 4.2 unless Gilead consents to removing such country from P&U's diligence obligations or delaying the time periods set forth above to take into account unforeseen circumstances.

                                    ARTICLE 5

                                  COMPENSATION

     5.1 LICENSE FEE. P&U shall pay to Gilead a license fee of ten million dollars ($10,000,000) within ten (10) days of the Effective Date. Such license fee shall be nonrefundable and noncreditable.

     5.2 MILESTONE PAYMENT. P&U shall pay to Gilead a ten million dollar ($10,000,000) milestone payment within thirty (30) days after its receipt of notice from Gilead that the CPMP has issued a decision granting a marketing authorization for Vistide. Such milestone payment shall be nonrefundable and noncreditable.

     5.3 ROYALTY PAYMENTS ON NET SALES. P&U shall make royalty payments to Gilead on Net Sales of Licensed Products in the P&U Territory, payable on a quarterly calendar basis ("Royalty Payments"). Royalty Payments shall be calculated on Net Sales of Patented Products as set forth in

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       12.

subsection (a) below and shall be calculated on Net Sales of Non-Patented Products as set forth in subsection (b) below.

            (a)     PATENTED PRODUCTS ROYALTY. [











                                                     ]


            (b)     NON-PATENTED PRODUCTS ROYALTY.  [

















                                                                          ]

            (c) ADJUSTMENT FOR PACKAGED PRODUCT. In the event Licensed Product is sold as a package with other products (a "Packaged Product"), then the Net Sales applicable to such sale of the Packaged Product shall be determined in a fair and reasonable manner.

            (d) PAYMENT FOR NON-PATENT BENEFITS. In establishing a structure which provides for a lower Royalty Payment for Non-Patented Products, the parties recognize, and P&U acknowledges, the substantial value of the various actions being taken by Gilead under this Agreement, in addition to the grant of a patent license, to enable the rapid and effective market introduction of the Licensed Products in the P&U Territory. These actions include, by way of example, the completion of the CPMP approval process and the transfer of the MAA; ongoing access to Gilead regulatory filings; the supply commitments set forth in Article 6; the willingness to transfer manufacturing know-how; the licenses under the Gilead Know-How and trademarks; and ongoing access to improvements in the Licensed Products made by Gilead during the term of this Agreement, including the possible introduction of an intraocular formulation of Cidofovir. The parties agree that the Royalty Payment (plus the license fee, supply payments, and the cost reimbursements provided for elsewhere herein) provides fair compensation to Gilead for these

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       13.

additional benefits in the case of the sale of Patented Products, and that because Gilead is not being otherwise compensated under this Agreement for such additional benefits, a lesser Royalty Payment is appropriate for the sale of Licensed Products not covered by Gilead Patents. The parties have agreed to the payment structure set forth herein as a convenient and fair mechanism to compensate Gilead for these additional benefits.

     5.4 QUARTERLY PAYMENT MECHANISM; YEAR-END RECONCILIATION. For each of the first three calendar quarters of each calendar year in which a Royalty Payment is due, P&U shall make a payment to Gilead equal to (i) P&U's total Net Sales of Patented Products and Non-Patented Products during such quarter multiplied by (ii) the total Royalty Payment that was due with respect to the previous calendar year divided by the total Net Sales of Patented Products and Non-Patented Products during such previous calendar year. During the first calendar year of this Agreement during which there are Net Sales, the rate under
(ii) above shall be [    ]  The payment due with respect to the final calendar
quarter of the year shall be equal to the total Royalty Payment due for such year less the aggregate Royalty Payments made with respect to the first three quarters of the year. (Thus, during the first three calendar quarters of each calendar year, the Royalty Payment shall be made on the basis of the average rate applicable to Net Sales during the previous year. At the end of the year, a reconciliation shall occur so that the actual payments for the year as a whole are equal to the amount due under Section 5.3.)

     5.5 SUBLICENSE. In the event P&U sublicenses its right to sell Licensed Product, such sublicenses shall include an obligation for the sublicensee to account for and report its Net Sales of Licensed Products on the same basis as if such sales were Net Sales of Licensed Products by P&U, and P&U shall pay Royalty Payments to Gilead as if the Net Sales of the sublicensee were Net Sales of P&U.

     5.6 EXPIRATION OF ROYALTY PAYMENT OBLIGATIONS. On a country-by-country and product-by-product basis, P&U's Royalty Payment obligations (i) with respect to Patented Products shall expire upon the date on which P&U's activities with respect to a Licensed Product no longer infringe a Valid Claim of a Gilead Patent in such country, and (ii) with respect to Non-Patented Products shall
expire on the date which is [              ] after the date of First Commercial
Sale of such product in such country. Upon expiration of P&U's Royalty Payment obligations in a country with respect to a Licensed Product, P&U's exclusive license under Gilead Know-How in such country shall convert with no further action required to a nonexclusive license, and P&U may thereafter continue to sell such Licensed Product in such country on a royalty-free basis. Thereafter, Gilead may obtain marketing approval and market such product in such country, at Gilead's sole expense, with no obligation to P&U.

                                    ARTICLE 6

                            SUPPLY AND  MANUFACTURING

     6.1    SUPPLY OF CIDOFOVIR.  Subject to the terms and conditions of this
Article 6, Gilead shall supply to P&U all of its requirements of bulk Cidofovir for sales of Licensed Products in the P&U Territory; P&U shall not obtain bulk Cidofovir from a third party or manufacture it directly without Gilead's written consent. Such supply obligation shall terminate upon the expiration of the last Gilead Patent. P&U will be responsible for obtaining supply of finished Licensed Product, by manufacturing directly or through a third party. It is understood by Gilead that P&U wishes to enter into a direct manufacturing agreement with Ben Venue to provide for at least the initial supply of finished Licensed Product. Gilead shall assist P&U in consummating this agreement.

     6.2 TECHNOLOGY TRANSFER. Gilead shall cooperate in the timely transfer of Gilead Technology relating to the manufacture of finished Licensed Product to P&U or its sublicensee approved

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       14.

by Gilead. Gilead will have the right to test and approve samples from the first three (3) lots of finished Licensed Product manufactured by P&U prior to release for commercial distribution. Any such transfer of Gilead Technology shall be subject to the confidentiality obligations of the parties hereunder. Such technology transfer shall be provided without charge to P&U, except that if any Gilead or other personnel need to travel in order to effect such transfer, the costs of such travel and associated lodging and other expenses shall be borne by P&U.

     6.3 SUPPLY OF INTRAOCULAR CIDOFOVIR. The parties intend that Gilead shall supply P&U with clinical materials for intraocular Cidofovir, but that P&U will obtain its own source of manufacturing capacity for commercial quantities of intraocular Cidofovir. In such event, subject to the termination provisions of Section 9.3, Gilead shall supply such quantities of bulk Cidofovir as may be ordered by P&U to enable the production of intraocular Cidofovir.

     6.4    SUPPLY PRICES.  The parties agree that the initial price for
supply of bulk Cidofovir shall be [     ]. On a quarterly basis, the parties
will calculate the difference between A) the cumulative invoices for all bulk Cidofovir purchased by P&U for the period beginning on the Effective Date and through the end of the just ended calendar quarter and B) the sum of (i) the
product of [     ] multiplied by the [     ] for the period beginning on the
Effective Date and through the end of the just ended calendar quarter plus
(ii) the quantity of Cidofovir actually in the inventories of P&U and all affiliated companies as of the end of the most recent calendar quarter multiplied by the actual supply price per gram paid by P&U for the Cidofovir on hand. The difference will be a price adjustment payable to Gilead if B) is greater than A), and will be a price adjustment payable to P&U if A) is greater than B). All previous price adjustments will be netted against each price adjustment calculation. The parties will agree on a revised supply price for Cidofovir from time to time with the objective of minimizing the price adjustment under this Article 6.4. The purpose of this Section 6.4 is to provide that the aggregate purchase price of bulk Cidofovir by P&U from
Gilead during the term of the supply relationship [     ] with an adjustment
under (ii) to provide that P&U is responsible for cost of inventory.

     6.5 SPECIFICATIONS. Promptly following execution of this Agreement, Gilead shall deliver to P&U its current specifications for bulk Cidofovir (the "Specifications"), which are consistent with those set forth in the applications for marketing approval of Vistide filed by Gilead in the United States and Europe. The parties recognize that Gilead may hereafter make changes to the Specifications for bulk Cidofovir. Any changes in the Specifications which requires regulatory approval, or materially and demonstrably adversely affects the Licensed Product as then being developed or sold by P&U, may be made by Gilead only with the prior written approval of P&U. Any changes in the Specifications which do not require regulatory approval, and do not materially and demonstrably adversely affect the Licensed Product as then being developed or sold by P&U, may be made by Gilead upon written notice to P&U. In no event shall Gilead cease to supply P&U with bulk Cidofovir conforming to the old Specifications until P&U has obtained the necessary approvals provided, however, that P&U shall make a good faith effort to obtain the necessary approvals in a timely fashion.

     6.6 FORECASTS AND ORDERS. P&U shall provide Gilead with rolling forecasts of its expected requirements of bulk Cidofovir over the next 18 months. Forecasts shall be due quarterly and shall set forth (i) P&U's actual requirements for the following two quarters, which portion of the forecast shall be binding and serve as an order for bulk Cidofovir, and (ii) P&U's best estimate of its requirements for the following four quarters. Gilead shall deliver the bulk Cidofovir ordered for delivery by the start of each calendar quarter, but in no event shall Gilead be required to deliver more Cidofovir in any given quarter than was estimated for such quarter in the last two applicable forecasts. In addition, except with the written consent of Gilead, P&U may not increase its forecast of any material requirements in a

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       15.

particular calendar quarter by more than twenty five percent (25%) from its forecast for such quarter during its immediately preceding forecast.

     6.7    ACCEPTANCE; SHIPMENT AND RISK OF LOSS.

            (a) ACCEPTANCE. Gilead (directly or through its supplier) shall test a portion of each batch in each delivery of Cidofovir and supply P&U with a sample of bulk Cidofovir and a certificate of analysis ("CERTIFICATE OF ANALYSIS") confirming that such batch meets the Specifications. P&U may then retest the Cidofovir to confirm that it meets Specifications. P&U may reject any batch of Cidofovir for failure to meet Specifications by providing written notice to Gilead within fifteen (15) days of P&U's receipt of such batch. In the event that P&U rejects any batch of Cidofovir, Gilead shall use its Best Efforts to supply P&U with replacement material within thirty (30) days after Gilead receives P&U's written notice of rejection. If Gilead agrees that the batch did not meet Specifications, such replacement batch shall be provided without charge. If Gilead disagrees with P&U's determination that certain material does not meet the Specifications, such material shall be submitted to a mutually acceptable third party laboratory. Such third party laboratory shall determine whether the material in question meets the Specifications and the parties agree that such laboratory's determination shall be final and determinative. The party against whom the third party tester rules shall bear all costs of the third party testing. If the third-party tester rules that the batch fails to meet Specifications, Gilead's replacement of the batch shall be at no charge to P&U. If the third party tester rules that the batch did meet Specifications, P&U shall accept such batch for use or reimburse Gilead's cost of manufacture. If for any reason P&U does not use a batch of material delivered to it by Gilead, it shall destroy or return such batch of material, as directed by Gilead.

            (b) SHIPMENT; RISK OF LOSS. Unless otherwise agreed to in writing, all shipments shall be F.O.B the place of manufacture. Material supplied under this Article 6 shall be made available for shipment upon acceptance of the relevant sample in accordance with Section 6.9(a). Shipment shall occur by such method and carrier as P&U may designate, and all transportation expenses for the delivery of material to P&U shall be borne by P&U. P&U shall bear the risk of loss of any material following shipment from the place of manufacture.

            (c) MINIMUM INVENTORIES. P&U acknowledges the inherent risk that a batch of bulk or finished product may be lost in production or shipment, and agrees to maintain an inventory of materials it purchases from Gilead sufficient to supply at least ninety (90) days worth of P&U's requirements in the event of late delivery by Gilead.

     6.8 INVOICES. Gilead will invoice P&U for each batch of material supplied to P&U under this Article 6. P&U shall pay such invoices within
[                 ] of receipt of goods. Any invoiced amount which is not paid
within [                     ] period shall be assessed a late payment fee at
the rate of 10% per annum or the maximum rate permitted by applicable law with respect to such payment obligations, whichever is less.

     6.9 SHORTAGES OF SUPPLY. If Gilead is unable to supply quantities of bulk Cidofovir ordered by P&U in accordance with this Article 6, then, unless the parties otherwise agree at the time, Gilead shall allocate the available bulk Cidofovir, as the case may be, between itself and P&U on a pro rata basis in accordance with the respective utilization of each party of the material in question in the four calendar quarters immediately preceding the quarter in which such shortage occurs. In such event, Gilead shall further use its reasonable efforts to remedy the shortage in question. The product allocation provided in this Section 6.9 shall be the sole remedy of P&U in the event of such a supply shortage, and Gilead shall not have monetary liability as a result of such supply shortage.

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       16.

                                    ARTICLE 7

                                    MARKETING

     7.1 PROMOTION AND MARKETING EFFORTS. Upon gaining the necessary regulatory, pricing and reimbursement approvals, P&U and/or its sublicensees shall use its Best Efforts to promote and market the Licensed Product in all countries in the P&U Territory (except in those countries where the provisions of Article 4 do not require such marketing). Any sublicense of marketing rights by P&U shall include a covenant for such sublicensee to use Best Efforts to maintain and increase sales of the Licensed Product in each country covered by the sublicense.

     7.2 PRICING. P&U shall determine, in its sole discretion, the pricing, discounting policy and other commercial terms relating solely to Licensed Products.

     7.3 TRADEMARKS. P&U shall sell Licensed Product under the mark "Vistide" and other trademarks selected and owned by Gilead to the extent allowed by regulatory authorities in the P&U Territory. In the event such authorities do not permit P&U to use the Gilead trademarks, P&U shall select and own its own trademarks for the commercialization of Licensed Product. Gilead hereby grants P&U a limited license to the use of the Gilead marks, trade names and logos to be designated by Gilead in connection with the commercialization activities provided for herein (collectively, the "Marks") for the sole purpose of selling Licensed Products in the P&U Territory. Such license shall be exclusive so long as P&U is making Royalty Payments to Gilead under Article 5, and thereafter shall be perpetual with respect to the name "Vistide" and other product names and logos previously designated by Gilead specifically for Licensed Product, but shall expire with respect to Marks used more generally by Gilead. P&U may sublicense its rights under this Section 7.3 to its non-Affiliates with the prior written consent of Gilead, which consent shall not be unreasonably withheld. P&U shall submit any materials bearing the Gilead Marks to Gilead for approval prior to using such materials to commercialize Licensed Products, and Gilead shall not unreasonably withhold such approval. P&U will not take any action which may damage the goodwill associated with the Gilead Marks and will not damage the reputation for quality associated with the Gilead Marks. Except as provided in this Section 7.3, P&U shall have no right or interest in any Gilead trademark used in association with any Gilead product.

     7.4 USE OF THE GILEAD NAME. Gilead and P&U agree that the packaging and promotional materials for the Licensed Product marketed by P&U and/or P&U's sublicensees shall identify Gilead as developer and licensor, to the extent that P&U can reasonably accommodate same. P&U hereby acknowledges Gilead's ownership of the Gilead Sciences name. Gilead hereby agrees to indemnify and hold P&U harmless from any use hereunder of the Gilead Sciences name in connection with Licensed Product in the P&U Territory which occurs with the consent of Gilead, provided that P&U provides Gilead prompt notice of any such claim and grants to Gilead the exclusive ability to defend (with the reasonable cooperation of P&U) and settle any such claim. If only one name is allowed pursuant to governmental laws or regulations, then P&U may use its name alone, without identifying Gilead as developer and licensor.

     7.5 DISTRIBUTION OF LICENSED PRODUCT. P&U shall be responsible for distribution of Licensed Product in the P&U Territory. Gilead shall apply for exemptions or waivers available under U.S. export control laws applicable to the shipment of Licensed Products to locations designated by P&U.

     7.6 EXPORT CONTROL. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Gilead or P&U from time to time. Each party agrees that it will not


                                       17.

export, directly or indirectly, any technical information acquired from the other party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

                                    ARTICLE 8

                            PAYMENTS; RECORDS; AUDIT

     8.1    PAYMENT; REPORT.  All amounts payable to either party under this
Agreement shall be paid in U.S. dollars within [                ] of the end
of each calendar quarter or as otherwise specifically provided herein. Each payment of Royalty Payments shall be accompanied by a statement, country by country, of the amount of Net Sales during such quarter and on a cumulative basis for the current year and the amount of Royalty Payments or other payments due on such sales. An itemized calculation of [
                                                    ] as described in
Section 6.4 will also be provided together with quarterly payments.

     8.2 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments due hereunder from time to time shall be paid in U.S. Dollars. For purposes of computing such payments, the Net Sales of Licensed Product sold for foreign (i.e., non-United States) funds shall first be determined in the foreign funds for which such Licensed Product is sold and then converted to its equivalent in
the U.S. Dollars.   Conversion of the amounts of Net Sales from local currencies to U.S. dollars will be made using the same method by P&U in the normal conversion of financial statements for internal and external reporting purposes on a monthly basis using at least three (1st, 15th and end of month) exchange rates as published by the local country source customarily used by P&U in the month in which sales were invoiced.

            Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations, P&U shall be unable to convert to U.S. Dollars the amount, determined as above, equivalent to the amount due by P&U hereunder, then P&U shall so notify Gilead promptly and provide an explanation of the circumstances. In such event, P&U shall make all such payments or the balance thereof due hereunder and which is not paid in foreign currency as provided below, in U.S. Dollars as soon as reasonably possible after and to the extent that such restrictive exchange laws or regulations are lifted so as to permit P&U to pay amounts due under this Section 8.2 in U.S. Dollars. P&U shall promptly notify Gilead if such restrictions are so lifted. At its option Gilead shall meanwhile have the right to request the payment (to it or to its nominee), and, upon request, P&U shall pay or cause to be paid amounts due (or such portions thereof as are specified by Gilead) in the currency of any other country designated by Gilead and legally available to P&U under the then-existing laws or regulations. Any payments shall be payable to Gilead by wire transfer at such bank in the United States as Gilead shall specify from time to time. Not less than one (1) business day prior to such wire transfer, the remitting party shall telefax the receiving party advising it of the amount and of the payment to be made.

     8.3    RECORDS AND AUDIT.

            (a) P&U shall keep complete and accurate records pertaining to the sale or other disposition of the Licensed Product and of the Royalty Payments and other amounts payable under this Agreement in sufficient detail to permit Gilead and/or its licensors to confirm the accuracy of all payments due hereunder. Gilead shall have the right to cause an independent, certified public accountant to which P&U has no reasonable objection to audit such records to confirm P&U's Net Sales and Royalty Payments including supply price adjustments as described in Section 6.4 for the preceding year. Such audit rights may be exercised no more often than once a year, within three (3) years after the Royalty Payment period

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED
                                       18.

to which such records relate, upon notice to P&U and during normal business hours. Gilead will bear the full cost of such audit unless such audit discloses an underpayment of more than five percent (5%) from the amount of Royalty Payments due. In such case, P&U shall bear the full cost of such audit. The terms of this Section 8.3 (a) shall survive any termination or expiration of this Agreement for a period of three (3) years.

            (b) Upon reasonable notice, P&U may perform GMP audits of Gilead facilities, or contract manufacturers for Gilead, as they are or might be used in the production of items controlled in the registration applications under Paragraph 3.2(c) when the registration transfers to P&U or Paragraph 3.2(b) when P&U successfully gains its own approvals. Expenses for such audits will be borne by P&U.


     8.4 WITHHOLDING TAXES. All payments made by P&U to Gilead under this Agreement and the Stock Purchase Agreement shall be made free and clear of any deductions or withholdings except to the extent provided for in this Section
8.4. Any and all taxes levied on account of Royalty Payments paid or owed from a country in which provision is made in the law or by regulation for withholding will be deducted from Royalty Payment paid Gilead hereunder. P&U shall cooperate with Gilead to claim exemption from such deductions or withholdings under any double taxation or similar agreement in force from time to time and shall endeavor to secure any such exemptions before Royalty Payments are made hereunder. If P&U makes any payment without reduction for withholding and it later transpires that an amount of tax should have been withheld on such Royalty Payment ("under withheld tax"), P&U shall be entitled to recover the under withheld tax by an additional withholding from any payment due to Gilead under this Agreement. Similarly, if P&U withholds an amount of tax which is later determined to have not been due, P&U shall reimburse Gilead for such over withheld amounts.

                                    ARTICLE 9

                              TERM AND TERMINATION

     9.1 TERM. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Article 9, expire on the expiration of all the Royalty Payment obligations set forth under Article 5.

     9.2 LICENSES UPON EXPIRATION. In the event that the Agreement expires as set forth in Section 9.1 above without early termination, the license granted under Section 2.1 with respect to the Gilead Technology shall automatically become a non-exclusive, irrevocable, fully-paid license to use and/or sublicense the use of Gilead Know-How to manufacture, use and sell the Licensed Products worldwide. In any event of termination of this Agreement by reason other than breach of this Agreement by Gilead, the licenses to Gilead set forth in Section 2.1(b) shall survive.

     9.3 TERMINATION FOR BREACH. Each party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other party, which breach remains uncured for ninety (90) days after written notice is provided to the breaching party, or in the case of an obligation to pay Royalty Payments or other amounts owing under this Agreement, which breach remains uncured for thirty (30) days after written notice to the breaching party unless there exists a bona fide dispute as to whether such Royalty Payments or other amounts are owing. Notwithstanding any termination under this Section 9.3, any obligation to pay Royalty Payments which had accrued or become payable as of the date of termination shall survive termination of this Agreement.


                                       19.

     9.4 TERMINATION IN EVENT OF PATENT CHALLENGE. Gilead shall have the right to terminate this Agreement if P&U challenges the validity of the Gilead Patents within any country in the P&U Territory effective thirty (30) days after P&U's receipt of written notice of such termination by Gilead.

     9.5    UNCONDITIONAL RIGHT TO TERMINATE.    P&U may in its sole
discretion terminate this Agreement in whole but not in part by providing six (6) months written notice to Gilead, provided that such termination shall not be effective until at least two (2) years after the Effective Date.
 Termination under this provision will not relieve P&U of any obligation occurred prior to termination, such as confidentiality, payments and other provisions which by their nature would survive termination.

     9.6 REVERSION OF PRODUCT RIGHTS. In the event that a party terminates this Agreement pursuant to Sections, 9.3, 9.4 or 9.5 above, all licenses granted to the other party under Section 2.1 hereof shall terminate. In the event that P&U permanently loses its right to use and sell the Licensed Product in any country other than by reason of any action or failure to act on the part of Gilead or any party acting on behalf of Gilead, all licenses granted under
Section 2.1(a) hereof shall terminate in such country.

     9.7 SURVIVAL. Articles 1, 9, 11, 12, 14 and 15 and Section 3.6 of this Agreement shall survive termination of this Agreement for any reason (subject to any subsequent dates of termination referred to in such individual Articles).

                                   ARTICLE 10

                              INTELLECTUAL PROPERTY

     10.1 PROSECUTION OF PATENTS. Gilead Patents shall be prosecuted and maintained by Gilead or its licensors, at Gilead's expense. P&U Patents shall be prosecuted and maintained by P&U, at its expense. In the event that Gilead elects not to maintain any issued patent within the Gilead Patents or not to file any patent term extensions to the Gilead Patents which P&U believes are appropriate to obtain an extended period of market exclusivity for Licensed Product, Gilead will offer to assign such patent rights to P&U. If P&U elects to take over responsibility for such patent rights any license obligations which specifically relate to such patent rights are terminated, i.e., royalties for Patented Products.

     10.2   INFRINGEMENT OF PATENTS BY THIRD PARTIES.

            (a) NOTIFICATION. Each party shall promptly notify the other in writing of any alleged or threatened infringement of the Gilead Patents of which it becomes aware.

            (b) GILEAD PATENTS. Gilead shall have the right, but not the obligation, to bring, at Gilead's expense and in its sole control, an appropriate action against any person or entity infringing a Gilead Patent directly or contributorily. If Gilead does not bring such action within ninety
(90) days of notification thereof to or by P&U, P&U will have the right to bring such action at P&U's sole expense and will be entitled to all relief and damages awarded. In either situation, P&U or Gilead will fully cooperate with the responsible party at the responsible party's expense. Such cooperation shall include, if required in order to bring such an action, providing information relating to infringement.

     10.3 INFRINGEMENT OF THIRD PARTY RIGHTS. In the event that any Licensed Product manufactured, used or sold under this Agreement becomes the subject of a third party claim for patent or trademark infringement anywhere in the world, and irrespective of whether Gilead or P&U is charged


                                       20.

with said infringement, and the venue of such claim, the parties shall promptly meet to consider the claim and the appropriate course of action. Unless the parties otherwise agree, the party against which such third party infringement claim is brought shall defend against such claim at its sole expense and the other party shall have the right, but not the obligation, to participate in any such suit, at its sole option and at its own expense. Such other party shall reasonably cooperate with the party conducting the defense of the claim, including if required to conduct such defense, furnishing a power of attorney. Neither party shall enter into any settlement that affects the other party's rights or interests without such other party's written consent, which consent shall not be unreasonably withheld. If in the opinion of P&U's counsel, a license with respect to such third party patents or trademarks is necessary to enable P&U to continue to make, use, sell offer for sale or import Licensed Product, then P&U shall notify Gilead of such conclusion and the basis for it and give Gilead a reasonable opportunity to oppose such claim. In the event that Gilead elects not to oppose the claim or does not successfully obtain any necessary license, P&U shall have the right to negotiate directly with such third party for a license. Fifty percent (50%) of any royalty payable to a third party by P&U necessary to make, use or sell Licensed Product will be deductible from any royalty due Gilead but no such deduction will be more than fifty percent (50%) of any amount due Gilead in a reporting period. Any third party royalties not deductible in any one reporting period may be carried over to the next reporting period until extinguished.

     10.4 PATENT MARKING. P&U shall mark Licensed Products with appropriate patent numbers or indicia at Gilead's instruction and election, as, when and where P&U may reasonably accommodate same, given packaging, printing schedules and other factors, in those countries where markings have notice value as against infringers.

     10.5 JSC REVIEW OF PATENT STRATEGY. The JSC will review overall patent defense and enforcement strategy, and resolve any disagreements between the parties on patent-related matters.


                                   ARTICLE 11

                                 INDEMNIFICATION

     11.1 INDEMNIFICATION BY GILEAD. Gilead hereby agrees to indemnify, hold harmless and defend P&U against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts P&U becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) arise out of the failure of bulk Cidofovir supplied hereunder to meet the Specifications, (ii) arise out of the breach or alleged breach of any representation or warranty by Gilead hereunder, or (iii) are due to the gross negligence or willful misconduct of Gilead; PROVIDED that (a) P&U provides Gilead with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of P&U) and settle any such claim and
(b) such indemnities shall not apply to the extent such claims are covered by P&U's indemnity set forth in Section 11.2 below.

     11.2 INDEMNIFICATION BY P&U. P&U hereby agrees to indemnify, hold harmless and defend Gilead against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Gilead becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) result from P&U's activities under this Agreement, (ii) arise out of the breach or alleged breach of any representation or warranty by P&U hereunder, (iii) are due to the gross negligence or willful misconduct of P&U, or (iv) arise out of the possession, final manufacture, use, sale or administration of the Licensed Product by P&U or P&U's Affiliates or sublicensees; PROVIDED that (a) Gilead provides P&U with prompt


                                       21.

notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of Gilead) or settle any such claim and (b) such indemnities shall not apply to the extent such claims are covered by Gilead's indemnity set forth in Section 11.1 above.

     11.3 MECHANICS. In the event that the parties cannot agree as to the application of Sections 11.1 and 11.2 above to any particular loss or claim, the parties may conduct separate defenses of such claim. Each party further reserves the right to claim indemnity from the other in accordance with Sections
11.1 and 11.2 above upon resolution of the underlying claim, notwithstanding the provisions of Sections 11.1 and 11.2 above requiring the indemnified party to tender to the indemnifying party the exclusive ability to defend such claim or suit.

     11.4 INSURANCE COVERAGE. Both Parties represent and warrant that they are covered and will continue to be covered by a comprehensive general liability insurance program which covers all their activities and obligations hereunder. Each party will provide the other with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program. Each Party will maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product is being commercially distributed or sold other than for the purpose of obtaining regulatory approvals by P&U or by a sublicensee, Affiliate or agent of P&U and (ii) a commercially reasonable period thereafter.

                                   ARTICLE 12

                                 CONFIDENTIALITY

     12.1 PROPRIETARY INFORMATION; EXCEPTIONS. Each party will maintain all Proprietary Information received by it under this Agreement in trust and confidence and will not disclose any such Proprietary Information to any third party or use any such Proprietary Information for any purposes other than those necessary or permitted for performance under this Agreement. In particular, neither party shall use any Know-How of the other party for the manufacture or sale of any product other than the Licensed Product, except as expressly authorized by this Agreement. Each party may use such Proprietary Information only to the extent required to accomplish the purposes of this Agreement. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Proprietary Information shall be disclosed to any employee, agent, consultant, Affiliate, or sublicensee who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior agreement from its employees, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own Proprietary Information of a similar nature to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Proprietary Information, but no less than reasonable care. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Proprietary Information.

     Proprietary Information shall not include any information which:

            (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach hereof, generally known or available;


                                       22.

            (b) is known by the receiving party at the time of receiving such information, as evidenced by its written records;

            (c     is hereafter furnished to the receiving party by a third
party, as a matter of right and without restriction on disclosure;

            (d) is independently developed by the receiving party without any breach of this Agreement; or

            (e) is the subject of a written permission to disclose provided by the disclosing party.

     The parties agree that the material financial terms of the Agreement will be considered Proprietary Information of both parties. Notwithstanding the foregoing, either party may disclose such terms except for Cost of Goods and Royalty Payments to bona fide potential corporate partners, to the extent required or contemplated by this Agreement, and to financial underwriters and other parties with a need to know such information. All such disclosures shall be made only to parties under an obligation of confidentiality.

     12.2 AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, each party may disclose Proprietary Information if such disclosure:

            (a) is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; PROVIDED, HOWEVER, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued;

            (b) is otherwise required by law or regulation, including SEC related documents; or

            (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary. Under no circumstances will P&U disclose publicly proprietary features of Gilead manufacturing technology for Cidofovir; PROVIDED, HOWEVER, that Gilead shall cooperate with P&U to disclose such information to the extent required to provide P&U with reasonable protection from liability by reason of this prohibition on disclosure.

     12.3 RETURN OF PROPRIETARY INFORMATION. In the event either party loses a license to Know-How which was granted to it under this Agreement, such party shall use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return all Proprietary Information received by it from the other party, PROVIDED, HOWEVER, that such party may keep one copy of such Proprietary Information for legal archival purposes. Access to the copy so retained by a party's legal department shall be restricted to counsel and no use of such Proprietary Information shall not be used except in the resolution of any claims or disputes arising out of this Agreement.


                                       23.

                                   ARTICLE 13

                         REPRESENTATIONS AND WARRANTIES

     13.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants:

            (a) CORPORATE POWER. Such party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

            (b) DUE AUTHORIZATION. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

            (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     13.2   GILEAD REPRESENTATIONS AND WARRANTIES.

            (a) Gilead represents and warrants that it is unaware of any patents or trade secret rights owned or controlled by a third party, to which it does not already have rights, which would dominate, or be infringed or misappropriated by the manufacture of Licensed Product or its use or sale, and is unaware of any claims of such domination, infringement or misappropriation.

            (b) Gilead makes the following representations and warranties with respect to all bulk Cidofovir supplied by it hereunder:

               A. Such Cidofovir shall be manufactured in accordance with all United States federal, state and local statutes, ordinances and regulations, including but not limited to, the Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time (the "Act"), and the regulations thereunder, including Good Manufacturing Practice Regulations which are in force or are hereafter adopted. Gilead shall also endeavor in good faith to satisfy any additional requirements of other regulatory agencies with respect to the bulk Cidofovir supplied by it to P&U hereunder.

               B. Cidofovir delivered hereunder shall not be adulterated or misbranded within the meaning of the Act.

               C. Gilead has good and marketable title to, and the right to sell, the Cidofovir and Licensed Product.

     13.3   NO OTHER REPRESENTATIONS.   THE EXPRESS REPRESENTATIONS AND
WARRANTIES STATED IN THIS ARTICLE 13 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                                       24.

                                   ARTICLE 14

                  DISPUTE RESOLUTIONS; VENUE AND GOVERNING LAW

     14.1 DISPUTES. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement.

     In the event of disputes between the parties, including disputes among the members of the JSC which such committee is unable to resolve, either party may, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

            FOR P&U:               Secretary

            FOR GILEAD:       Chief Executive Officer

In the event the designated executive officers are not able to resolve such dispute, either Party may at anytime after the 14 day period invoke the provisions of Section 14.2 hereinafter.

     14.2 ALTERNATIVE DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement, other than disputes which are expressly prohibited herein from being resolved by this mechanism, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

            (a) ADR REQUEST. If a party intends to begin an ADR to resolve a dispute, such Party shall provide written notice (the "ADR Request") to counsel for the other Party informing such other Party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in Section 9.3 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

            (b) ADDITIONAL ISSUES. Within ten (10) business days after the receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved.

     14.3 ARBITRATION PROCEDURE. The ADR shall be conducted pursuant to ENDISPUTE Rules A and C (1993), attached hereto as Exhibit B. Notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

            (a) ARBITRATOR. The arbitration shall be conducted by a panel of three arbitrators ("the Panel"). The Panel shall be selected from a pool of retired independent federal judges to be presented to the parties by ENDISPUTE.


                                       25.

            (b) PROCEEDINGS. The time periods set forth in the ENDISPUTE rules shall be followed, unless a party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time tables, but in no event shall the time tables being extended so that the ADR proceeding extends more than 18 months from its beginning to the Award. In regard to such time tables, the parties (i) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and
(ii) confirm their intention that each party will have the opportunity to conduct complete discovery with respect to all material issues involved in a dispute within the framework provided above. Within such time frames, each party shall have the right to conduct discovery in accordance with the Federal Rules of Civil Procedure. The Panel shall not award punitive damages to either Party and the Parties shall be deemed to have waived any right to such damages. The Panel shall, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section 14.3(b) shall be governed by the Federal Arbitration Act. The Panel shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in the City of Chicago. The fees of the Panels and ENDISPUTE shall be paid by the losing Party which shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the Parties.

            (c) AWARD. The Panel is empowered to award any remedy allowed by law, including money damages, multiple damages, prejudgment interest and attorneys' fee, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages.

            (d) COSTS. Except as set forth in Section 14.3(c), above, each party shall bear its own legal fees. The Panel shall assess its costs, fees and expenses against the party losing the ADR unless it believes that neither party is the clear loser, in which case the Panel shall divide such fees, costs and expenses according to the Panel's sole discretion.

            (e) CONFIDENTIALITY. The ADR proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each party's Proprietary Information. Except as required by law, no party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

     14.4 JURISDICTION. For the purposes of this Article 14, the parties acknowledge their diversity (Gilead having its principal place of business in California and P&U having its principal place of business in Luxembourg) and agree to accept the jurisdiction of the Federal District Court in San Francisco, CA for the purposes of enforcing awards entered pursuant to this Article and for enforcing the agreements reflected in this Article.

     14.5 GOVERNING LAW. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California, as such laws are applied to contract entered into and to be performed within such state.


                                       26.

                                   ARTICLE 15

                                  MISCELLANEOUS

     15.1 AGENCY. Neither party is, nor will be deemed to be, an employee, agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of, or on behalf of the other party, nor will a party be entitled to pledge the credit of the other party in any way or hold itself out as having authority to do so. This Agreement is an arm's-length license agreement between the parties and shall not constitute or be construed as a joint venture.

     15.2 ASSIGNMENT. Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other; PROVIDED, HOWEVER, that either party may assign this Agreement to any successor by merger or sale of substantially all of its business to which this Agreement relates in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement will be binding upon the successors and permitted assigns of the parties and the name of a party herein will be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 15.2 will be void.

     15.3 DISCLOSURE. Any public disclosure of this Agreement and the terms hereof, including but not limited to press releases, will be reviewed and consented to by each party prior to such disclosure. Such consent shall not be untimely or unreasonably withheld by either party.

     15.4 AMENDMENT. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

     15.5 NOTICES. Any notice or other communication required or permitted to be given to either party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or three (3) days after mailing by registered or certified mail, postage paid, to the other party at the following address:

In the case of Gilead:

Gilead Sciences, Inc.
353 Lakeside Drive
Foster City, CA 94404
Telephone: (415) 574-3000
FAX: (415) 578-9264
Attention: Chief Executive Officer

In the case of P&U:                and copy to:

Secretary                          V.P. of Business Development
Pharmacia & Upjohn S.A             Pharmacia & Upjohn Company
c/o Credit Europeen                7000 Portage Road
52 route d'Esch                    Portage, Michigan  49001
L-1470 Luxembourg                  FAX 616-323-6247


                                       27.

Either party may change its address for communications by a notice to the other party in accordance with this Section 15.5.

     15.6 FORCE MAJEURE. Any delay in performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

     15.7 SEVERABILITY. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted, to achieve the intent of the parties to this Agreement to the extent possible rather than voided. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.

     15.8 CUMULATIVE RIGHTS. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

     15.9 WAIVER. No waiver by either party hereto on any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

     15.10 ENTIRE AGREEMENT. This Agreement, the Stock Purchase Agreement and any and all Exhibits referred to herein and therein embody the entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, both Gilead and P&U have executed this Agreement by their respective officer hereunto duly authorized.

GILEAD SCIENCES, INC.              PHARMACIA & UPJOHN, S.A.

By:  /s/ John C. Martin            By:  /s/ Robert C. Salisbury
   ---------------------------        ---------------------------------------
Name:  John C. Martin              Name:  Robert C. Salisbury
     -------------------------          -------------------------------------

Title:    CEO                      Title:  Chairman, Board of Directors, PUSA
      ------------------------           ------------------------------------


                                   By:  /s/ Carl-Johan Blomberg
                                      ---------------------------------------
                                   Name:   Carl-Johan Blomberg
                                        -------------------------------------
                                   Title:  Finance Director, PUSA
                                         ------------------------------------
                                   Date:  August 7, 1996

                                       28.



                                                     EXHIBIT A - GILEAD PATENTS



GILEAD                  FILING   FOR. FILING    ISSUE      EXP.                                                ANNUITY
DOCKET #   COMPOUND      DATE       DATE        DATE       DATE    COUNTRY/SERIAL #           PATENT #           DUE
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
[


































                                                      ]

                    [ ]  CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B

                     COPYRIGHT 1993 ENDISPUTE - VERSION 1.3

                                    EXHIBIT B

                         ENDISPUTE ARBITRATION RULES AND
                                   PROCEDURES


SECTION A APPLICATION OF RULES

RULE A-1  SCOPE OF RULES

     The ENDISPUTE Arbitration Rules and Procedures ("Rules") govern binding Arbitration of disputes administered by ENDISPUTE.

RULE A-2  PARTY-AGREED PROCEDURES

     Before or during the Arbitration process, the Parties may agree on any arbitration procedures not inconsistent with applicable law. The Parties will promptly notify the ENDISPUTE Arbitration Case Manager ("Case Manager") in writing of any party-agreed procedures. These procedures will be enforceable as if contained in these Rules. These Rules shall control any matters not specified in the party-agreed procedures.

RULE A-3  CHOICE OF RULES

     When the Parties submit a dispute to ENDISPUTE for binding Arbitration, the Case Manager will ask them to specify whether they wish to conduct the Arbitration under the Streamlined or the Comprehensive Rules. If the Parties do not agree to a choice of Rules, the Streamlined Rules will govern all Arbitrations in which no disputed claim or counterclaim exceeds $250,000, not including interest, and the Comprehensive Rules will govern all other Arbitrations. If the Arbitration is conducted under the Streamlined Rules, then Sections A and B of these Rules apply. If the Arbitration is conducted under the Comprehensive Rules, then Sections A and C of these Rules apply. The Parties may also choose to use Bracketed Arbitration, or Final Offer Arbitration, as set forth in Section D of these Rules.

RULE A-4  AMENDMENT OF RULES

     ENDISPUTE may amend these Rules. The Rules in effect on the date of the commencement of an Arbitration (as defined in Rule B-1 and Rule C-1) will apply to that Arbitration.

RULE A-5  CONFLICT WITH LAW

     If any of these Rules or a modification of these Rules agreed on by the Parties is discovered to be in conflict with a mandatory provision of applicable law, the provision of law will govern, and no other Rule will be affected.

RULE A-6  DEFINITIONS

     As used in these Rules the term "days" means calendar days.

     Where these Rules refer to "conference" or "hearing", except for the Arbitration hearing, it may be conducted in person or by telephone, at the discretion of the Case Manager or the Arbitrator.

     The time limits stated in these Rules are for the purpose of expediting the Arbitration process, and may be extended or modified at ENDISPUTE's discretion.

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                                    EXHIBIT B










SECTION C COMPREHENSIVE ARBITRATION RULES

RULE C-1  COMMENCING AN ARBITRATION

     C-1.1     BY AGREEMENT OF THE PARTIES:

     All Parties to a dispute may commence an Arbitration under these Rules by signing an ENDISPUTE Agreement to Arbitrate form and serving it on any ENDISPUTE office. An Arbitration will be deemed to have commenced under these Rules when ENDISPUTE receives the Agreement to Arbitrate and appropriate filing fees.

     C-1.2     BY CONTRACTUAL AGREEMENT TO ARBITRATE:

     Any Party may commence an Arbitration by serving on the other Parties to the dispute a written Notice of Arbitration based on the Parties' contractual agreement to arbitrate, with a copy sent to any ENDISPUTE office. An Arbitration will be deemed to have commenced under these Rules when ENDISPUTE receives the Notice of Arbitration and appropriate filing fees.

     The Notice of Arbitration will include:

     (1) A brief description of the nature of the dispute, the identities of the Parties, amounts in controversy, and relief or remedy sought.

     (2)  A copy of the text of the agreement to arbitrate.

     (3) The names, mailing address, telephone and fax numbers of all parties to the Arbitration and their representatives, if known.

     C-1.3     PROCEDURES:
     Upon receipt of the Agreement to Arbitrate or the Notice of Arbitration, ENDISPUTE will designate a Case Manager, notify all Parties of the date of the commencement of the Arbitration, and send all Parties a copy of these Rules.

RULE C-2  RESPONSE TO CLAIMS; COUNTERCLAIMS

     Within fourteen (14) days after receiving the Notice of Arbitration the Responding Party may serve a Response to Claims which will include:

     (1)  Any jurisdictional challenges, and the grounds for each challenge.

     (2)  Any corrections to information in the Notice of Arbitration.

     (3)  A brief statement of the Responding Party's defenses to the claims.

     (4) Any counterclaims within the scope of the applicable arbitration agreement, with a brief description of the nature of each counterclaim, amounts in controversy, and relief or remedy sought. If a counterclaim is asserted, the appropriate filing fee will accompany the copy served on ENDISPUTE.

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                                    EXHIBIT B

RULE C-3  REPLY TO COUNTERCLAIMS

          A Reply to Counterclaims may be served within fourteen (14) days after receiving the Counterclaims which will include:

     (1)  Any jurisdictional challenges, and the grounds for each challenge.

     (2)  A statement of the defenses to the counterclaims.

RULE C-4  FAILURE TO RESPOND

     If any Party fails to file a Response to Claims or Reply to Counterclaims, that Party will be deemed to have denied the claims or counterclaims made against it and to have waived the right to assert counterclaims and challenges to jurisdiction.

RULE C-5  AMENDMENTS AND ADDITIONS TO CLAIMS AND COUNTERCLAIMS

     Amendments and additions to claims and counterclaims may be made only on application to the Arbitrator, who may allow such changes for good cause, and, if appropriate, amend time limits.

RULE C-6  ADMINISTRATIVE CONFERENCES AND HEARINGS

     Any Party may contact the Case Manager at any time to ask questions regarding these Rules, discuss procedural issues that have arisen or may be anticipated during the Arbitration process or to seek ENDISPUTE's assistance in exploring settlement through mediation or other ADR processes.

     The Case Manager will conduct a Preliminary Conference with all Parties to the Arbitration, if possible within seven (7) days after service of the Response to Claims or of the Response to Counterclaims.

     During the Preliminary Conference the Case Manager will answer questions regarding these Rules and discuss Arbitrator selection, discovery issues, anticipated problems or procedural issues, and the location and scheduling of the Arbitration hearing, including the length of time the Arbitration hearing is likely to require. The Case Manager may also offer ENDISPUTE's assistance in exploring settlement through mediation or other ADR processes.

     The Case Manager may convene further conferences with the Parties to establish a schedule for discovery, to assist the Parties in identifying and narrowing the issues to be arbitrated, and to discuss other pre-hearing or procedural matters, including identification of witnesses and experts to be called, pre-marking of exhibits and preliminary hearings with the Arbitrator.

     In these preliminary proceedings, the Parties and the Case Manager will identify any substantive, evidentiary, procedural or discovery-related disputes that should be considered in preliminary hearing before the Arbitrator. When the Arbitrator is selected, the Case Manager will make arrangements for a preliminary hearing before the Arbitrator.

RULE C-7  INTERPRETATION OF RULES, JURISDICTION

     Once appointed, the Arbitrator will resolve disputes about the interpretation and applicability of these Rules, including disputes relating to the duties of the Arbitrator and the conduct of the Arbitration hearing. Disputes arising before the appointment of the Arbitrator will be resolved by the Case Manager. The Arbitrator may review any Case Manager decision.

     Jurisdictional disputes, including disputes over the existence, validity, interpretation or scope of the agreement under which Arbitration is sought, will be submitted to and ruled on by the Arbitrator.

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                                    EXHIBIT B


RULE C-8  REPRESENTATION

     The Parties may be represented in the Arbitration by attorneys or others. A Party who is to be represented will promptly notify the Case Manager and the other Parties of the name, address, telephone and fax numbers of its representative. The representative of a Party may act on its behalf in complying with these Rules.

RULE C-9  SERVICE

     Service under these Rules will be made by submitting one copy of all pleadings and attachments and any other documents requiring service to each Party and two copies to the Case Manager. If a three-member Arbitrator panel is used, four copies of all documents will be served on the Case Manager. Service may be made by hand delivery, Federal Express or other similar service, fax or U.S. mail.

RULE C-10 WITHDRAWAL FROM ARBITRATION

     No party may terminate or withdraw from an Arbitration after it commences (as defined in Rule B-1 and Rule C-1) except by written agreement by all Parties to the Arbitration.

RULE C-11 EX PARTE COMMUNICATIONS

     No Party will have any EX PARTE communication with the Arbitrator regarding any issue related to the Arbitration. All necessary pre-hearing communication with the Arbitrator will be initiated through the Case Manager as provided in these Rules.

RULE C-12 ARBITRATOR SELECTION AND REPLACEMENT

     C-12.1    NUMBER OF ARBITRATORS:

     Unless otherwise agreed by the Parties, a single Arbitrator will be selected to serve under these Rules.

     C-12.2    CONFLICTS:

     The Case Manager will identify a list of Arbitrator candidates for the Arbitration. Each Arbitrator candidate will complete ENDISPUTE's Arbitrator Disclosure Form, disclosing any potential conflict of interest or past or present relationship with any of the Parties or their representatives. The Case Manager will pre-screen the Arbitrator candidates and disqualify those whom the Case Manager determines have a conflict of interest or relationship which might interfere with the candidate's neutrality.

     C-12.3    ARBITRATOR SELECTION:

     Within seven (7) days after the Preliminary Conference, the Case Manager will send the Parties a list of at least five Arbitrator candidates, with a brief description of their background and experience. The Case Manager will provide the Parties with all Arbitrator Disclosure Forms provided by the Arbitrator candidates.

     Within seven (7) days after receiving the list of Arbitrator candidates, the Parties will notify the Case Manager and the other Parties of any prior contacts or potential conflicts with Arbitrator candidates on the list and will make any challenges for cause. ENDISPUTE will promptly rule on any challenges for cause. If ENDISPUTE determines that an Arbitrator candidate should be removed from the list for cause shown or other conflict, the Case Manager will promptly replace this candidate on the list.

     Within fourteen (14) days after receiving the list of candidates, assuming none were replaced for cause, or seven (7) days after the Case Manager has made any necessary replacements, each Party will return the list to the Case Manager indicating up to two (2) peremptory strikes and ranking the remaining

                                        9

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                                    EXHIBIT B

candidates in order of preference. If a party fails to return the list to the Case Manager within this time, it will be deemed to have accepted the candidates. The Case Manager will select the Arbitrator from among the candidates remaining after the Parties' peremptory strikes, selecting the candidate with the highest total ranking by the Parties, and notify the parties and the Arbitrator. If this process does not result in the selection of an Arbitrator, it will be repeated twice. If an Arbitrator is still not selected, ENDISPUTE will designate the Arbitrator.

     In cases involving more than two Parties or the selection of more than one Arbitrator, the Case Manager's list will include a sufficient number of candidates to yield the specified number of Arbitrators, while allowing each Party up to two (2) peremptory strikes.

     Entities whose interests are not adverse with respect to the issues in dispute will be treated as a single Party for purposes of the Arbitrator selection process. ENDISPUTE will determine whether the interests between entities are adverse for purposes of Arbitrator selection, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the Arbitration.

     C-12.4    CHAIRPERSON:

     In cases involving more than one Arbitrator, the Case Manager will designate one of the Arbitrators as Chairperson of the Arbitration Panel and will promptly notify the Parties of that designation. The Chairperson will have the power to act as a single Arbitrator for the purposes of ruling on preliminary discovery and procedural matters. Reference to the Arbitrator in these Rules will apply to the Chairperson of the Arbitration Panel where appropriate.

     C-12.5    ARBITRATOR REPLACEMENT:

     Except as provided below, if an Arbitrator becomes disqualified or disabled, or otherwise resigns, or refuses or is unable to perform his or her duties, a successor Arbitrator will be chosen either by agreement of the Parties or pursuant to Rule C-12.

     If, after the beginning of the hearing but before the issuance of an award, a member of a panel of Arbitrators becomes disqualified or disabled, or otherwise resigns, or refuses or is unable to perform his or her duties as a panel member, a new Arbitrator will be appointed in accordance with Rule C-12, unless the Parties agree to proceed with the remaining two Arbitrators.

     ENDISPUTE will make the final determination as to whether an Arbitrator has become disqualified or disabled, or has resigned or refused or is unable to perform or discharge his or her duties as an Arbitrator.

     C-12.6    ARBITRATOR'S OATH:

     All Arbitrators will execute an oath of office before being called on to make any determinations in the Arbitration proceeding and, in any event, before the taking of evidence in the Arbitration hearing.

RULE C-13 EXCHANGE OF INFORMATION

     C-13.1    COOPERATION AND TIMING

     The Parties will cooperate in good faith in the voluntary, prompt and informal exchange of non-privileged documents and other information relevant to the Arbitration. The Parties and the Arbitrator will make every effort to conclude the information exchange process within ninety (90) days after the Arbitrator is selected.

     C-13.2    INTERROGATORIES:

     Within seven (7) days after service of the Response to Claims or Response to Counterclaims, the Responding Party may serve on any other Party up to ten
(10) interrogatories, without subparts, for the purpose of identification of documents and witnesses. These interrogatories will be answered within seven (7) days.

                                       10

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                                    EXHIBIT B

     C-13.3    DOCUMENT EXCHANGE:

     Within seven (7) days after service of the Response to Claims or Response to Counterclaims, the Parties will provide to each other copies of all documents in their possession or control on which they then rely in support of their positions.

     C-13.4    EXPERTS:

     Within seven (7) days after service of the Response to Claims or Response to Counterclaims, the Parties will provide to each other the names and addresses of experts who may be called upon to testify or whose report may be introduced at the Arbitration hearing.

     C-13.5    DEPOSITIONS:

     At any time after the filing of the Response to Claims or Response to Counterclaims, but no later than thirty (30) days before the Arbitration hearing, each Party may take one deposition of an opposing Party as a matter of right. The Parties will attempt to agree to time, location and duration of the deposition, and if the Parties do not agree these will be determined by the Arbitrator.

     Any Party may conduct depositions of its own witnesses which may be introduced as evidence at the Arbitration hearing if the other Party was given fair opportunity to attend the deposition and cross-examine.

     C-13.6    OTHER DISCOVERY:

     Upon the request of any Party, the Arbitrator will conduct a conference for the purpose of determining additional information to be exchanged. Parties may request additional depositions, interrogatories or document production. If the Arbitrator determines that the requesting Party has a reasonable need for the requested information and that the request is not overly burdensome on the opposing Party, the Arbitrator may order the additional information exchange.

     C-13.7    CONTINUING OBLIGATION:

     As they become aware of new documents or information, including experts who may be called upon to testify, all Parties remain under a continuing obligation to provide documents upon which they rely, to supplement their responses, and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents which have not been previously exchanged will not be considered by the Arbitrator at the hearing, unless agreed by the Parties.

     C-13.8    DISCOVERY DISPUTES

     The Parties will promptly notify the Case Manager when an unresolved dispute exists regarding discovery issues. The Case Manager will discuss the matter with the Parties to determine the nature of the dispute and will attempt to resolve that dispute. If the Case Manager does not resolve the dispute, the Case Manager will arrange a conference concerning the dispute before the Arbitrator by telephone, or in person, and the Arbitrator will decide the dispute.

RULE C-14 SCHEDULING AND LOCATION OF HEARINGS

     The Case Manager will determine the location, date and time of the Arbitration hearing and other proceedings after consultation with the Arbitrator and the Parties and will provide reasonable notice of the hearing date and time. The Case Manager will make every effort to schedule the Arbitration hearing within one hundred and twenty days (120) of the commencement of the Arbitration, absent unusual circumstances.

     The parties may agree on or the Arbitrator for good cause may order a rescheduling of the hearing date.

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                                    EXHIBIT B



RULE C-15  PRE-HEARING SUBMISSIONS AND MOTIONS

     C-15.1    CONFERENCE:
     The Arbitrator may require a pre-hearing conference for the purpose of narrowing the focus of the Arbitration hearing by stipulations of fact and joint statements of issues to be determined, as well as resolving other outstanding issues relating to the conduct of the hearing.

     C-15.2    SUBMISSIONS:

     No later than seven (7) days before the hearing date, each Party will serve on the Case Manager and all other Parties a list of all documents and other exhibits it intends to introduce at the hearing and a list of all witnesses who will testify on its behalf with a brief statement of the subject matter on which they are expected to testify and an estimate of the length of the witness's direct testimony.

     A copy of any document or other exhibit a Party intends to introduce at the hearing that has not previously been provided to the Case Manager or the other Parties will be provided with the submission of witness and exhibit lists.

     The Parties will pre-mark all exhibits they intend to introduce as evidence at the hearing.

     The Arbitrator may require or any Party may elect to submit written statements of their positions before the Arbitration hearing. Unless the Arbitrator requests or permits otherwise, these statements will be submitted at least seven (7) days before the scheduled hearing date and will not exceed twenty (20) double-spaced 8 1/2" x 11" typewritten pages in length. These statements may include summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for award or denial of the relief sought. Rebuttal Statements or other pre-hearing written submissions may be permitted or required at the discretion of the Arbitrator.

     C-15.3    MOTIONS FOR SUMMARY DECISION:

     Upon agreement of all Parties interested in a particular dispute or portion of a dispute, the Arbitrator may hear and decide Motions for Summary Decision. If the Parties agree, they may submit to the Arbitrator written statements of their positions on the Motion not to exceed twenty (20) double-spaced 8 1/2" x 11" typewritten pages in length. The Arbitrator will apply the same standard in deciding these Motions as would be applicable to the Arbitration Award.

RULE C-16 SECURING WITNESSES FOR THE ARBITRATION HEARING

     At the request of another Party, all other Parties will produce for the Arbitration hearing all witnesses in their employ or under their control and without need of subpoena. The Arbitrator may issue subpoenas for the attendance of witnesses or the production of documents. In the event a Party or a subpoenaed person objects to the production of a witness or other evidence, the Party may file an objection with the Arbitrator, who will promptly rule on the objection, weighing both the burden on the producing Party and the need of the proponent for the witness.

RULE C-17 THE ARBITRATION HEARING

     C-17.1    PROCEDURES:

     The Arbitrator will ordinarily conduct the Arbitration hearing in the manner set forth in these Rules. The Arbitrator may vary these procedures if the Arbitrator determines it is reasonable and appropriate to do so. The Arbitrator may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all Parties are afforded the opportunity to present material and relevant evidence.

     The Arbitrator will require witnesses to testify under oath if requested by any Party.

     The Arbitrator will determine the order of proof, which will generally be similar to that of a court trial, including opening and closing statements.

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                                    EXHIBIT B

     C-17.2.  EVIDENCE:

     The Arbitrator will consider evidence that the Arbitrator finds is relevant and material to the dispute, giving the evidence such weight as the Arbitrator determines is appropriate. The Arbitrator may be guided in that determination by judicial rules of evidence; however, conformity to the judicial rules of evidence is not required, except that the Arbitrator shall apply the law relating to privileges and work product.

     The Arbitrator may receive and consider witnesses' deposition testimony recorded by transcript or videotape, provided that the other Parties had the opportunity to amend and cross examine. The Arbitrator may in his or her discretion receive and consider witness affidavits or other recorded testimony, but will give that evidence only such weight as the Arbitrator deems appropriate.

     The Parties will not offer as evidence and the Arbitrator will not admit or consider prior settlement offers by the Parties or statements or recommendations made by a mediator or other person in connection with efforts to resolve the dispute being arbitrated.

     C-17.3.  CLOSING:

     When the Arbitrator determines that all relevant and material evidence and arguments have been presented, the Arbitrator will declare the hearing closed. The Arbitrator may defer the closing of the hearing for up to twenty (20) days to permit the Parties to submit post-hearing briefs and or to make closing arguments, as the Arbitrator deems appropriate, before rendering an award.

     C-17.4.  REOPENING:

     At any time before the award is rendered, the Arbitrator may, on his or her own initiative or on application of a Party, for good cause shown, re-open the hearing. If the hearing is re-opened and the re-opening prevents the rendering of the award within the time limits specified by these Rules, the time limits will be extended for an appropriate period of time.

     C-17.5.  PARTY ABSENCE:

     The Arbitrator may proceed with the hearing in the absence of a Party who, after receiving reasonable notice, fails or declines to be present. The Arbitrator will not render an award solely on the basis of the default or absence of the Party, but will require any Parties who are present to submit such evidence as the Arbitrator may require for the rendering of an award.

     C-17.6  RECORD:

     No stenographic record will be made of the hearing unless agreed by the Parties.

RULE C-18  WAIVER OF HEARING

     The Parties may agree to waive oral hearing and submit the dispute to the Arbitrator for an award based on written submissions and other evidence upon which the Parties agree.

RULE C-19  THE AWARD

     C-19.1.  TIMING:

     The Arbitrator will render the award within ten (10) days after the date of the closing of the hearing or, if an arbitration hearing has been waived, within ten (10) days after the date of the Arbitrator's receiving all materials specified by the Parties.

     C-19.2.  MAJORITY:

     Where a panel of Arbitrators has heard the case, the decision and award of a majority of the panel will constitute the Arbitration Award and will be binding on the Parties.


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                                    EXHIBIT B

     C-19.3.  STANDARD FOR AWARD:

     Unless the Parties specify a different standard, in making the award the Arbitrator shall be guided by principles of law and equity as applied to the facts found at the Arbitration, including those relating to custom and agreement between the Parties.

     The Arbitrator is empowered to award any remedy allowed by law, including multiple damages, prejudgment interest and attorneys' fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief. Notwithstanding this empowerment, the Arbitrator may not award punitive damages unless previously agreed by the Parties, or unless punitive damages are required by law to be an available remedy in such cases, or unless punitive damages are available pursuant to special ENDISPUTE Arbitration Rules applicable to the case. In the award, the Arbitrator may also asses Arbitration fees and expenses in favor of either Party if provided by agreement of the Parties, or in favor of ENDISPUTE in the event that the Arbitrator finds that fees or expenses are due ENDISPUTE.

     The award will consist of a written statement signed by the Arbitrator regarding the disposition of each claim and the amounts of any damages awarded as to each claim, or any other relief granted. The Arbitrator will also provide a concise statement of the Arbitrator's reasons for the award, but such statement shall not become part of the award nor be admissible in any judicial proceeding to enforce or vacate the award.

     C-19.4.  ISSUANCE:

     ENDISPUTE will issue the Arbitrator's award by serving copies on the Parties. The date of issuance will be the date that the award is placed in the mail or personally served on the Parties.

     C-19.5.  CORRECTION:

     Within seven (7) days after issuance of the award, any Party, with notice to all other Parties, may request that the Arbitrator correct any computational, clerical, typographical or similar error in an award, or the Arbitrator may correct such errors in the award on his or her own initiative. The Arbitrator willmake any necessary and appropriate correction to the award within seven (7) days of receiving a request. The corrected award will be issued pursuant to this Rule.

     C-19.6.  FINAL AND BINDING:

     After the expiration of seven (7) days from issuance of an award as to which no correction is made or requested, the award will be final and binding on the Parties. If the award is corrected as provided for above, the corrected award will be final and binding on the Parties after the expiration of seven (7) days from its issuance.

     C-19.7.  COMPLIANCE:

     Unless otherwise ordered by the Arbitrator, any money damages awarded will be paid and any other relief awarded will be complied with within thirty (30) days of the issuance of the award, assuming that no correction has been made, or within thirty (30) days of issuance of a corrected award. If a Party fails to pay within thirty (30) days or the time period ordered by the Arbitrator, interest will accrue on the total award at 12% per annum or 1% per month, beginning on the date of issuance of the award.

RULE C-20  ENFORCEMENT OF THE AWARD

     Proceedings to enforce, confirm, modify or vacate an award will be controlled by and conducted in conformity with the Federal Arbitration Act 9 U.S.C. Sec. 9 ET SEQ. or applicable state law. The prevailing Party in any such proceeding will recover from the non-prevailing Party all reasonable costs, including attorneys fees and expenses, incurred in connection with the action.


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                                    EXHIBIT B



RULE C-21  CONFIDENTIALITY AND PRIVACY

     The Parties, the Case Manager, and the Arbitrator will treat the Arbitration proceeding, including the hearing and any conferences, discovery or other related events, as confidential, except as necessary in connection with a judicial challenge to or enforcement of an award, or unless otherwise required by law or judicial decision.

     The Arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

     The Arbitrator, the Case Manager, and the Parties will maintain the privacy of all Arbitration conferences and hearings. Subject to the discretion of the Arbitrator and agreement of the Parties, any person having a direct interest in the Arbitration may attend the Arbitration conferences and hearings. The Arbitrator will have the discretion to exclude any person or non-party witness from any part of a hearing.

RULE C-22  WAIVER OF OBJECTION

     If a Party becomes aware of a violation or failure to comply with these Rules and fails to object promptly in writing, the objection will be deemed waived, unless the Arbitrator determines that waiver will cause substantial injustice or hardship.

RULE C-23  SETTLEMENT AND CONSENT AWARD

     The Parties may agree, at any stage of the proceedings, to submit the case to ENDISPUTE for mediation. The ENDISPUTE mediator assigned to the case will not be the Arbitrator or any of the Arbitrator candidates submitted to the Parties.

     The Parties may also agree to seek the assistance of the Arbitrator in reaching settlement. However, the Arbitrator's assistance in such settlement efforts will not disqualify the Arbitrator from serving as Arbitrator if settlement is not reached.

     If the Parties inform the Case Manager, in writing, that they have reached a settlement, the Arbitration will be deemed terminated. If the Parties request, the Arbitrator will set forth the terms of the agreed settlement in an award which will be referred to as a Consent Award and will be binding on the Parties.

RULE C-24  SANCTIONS

     The Arbitrator may award appropriate sanctions for failure of a Party to comply with its obligations under any of these Rules. These sanctions may include but are not limited to assessment of costs, prohibition of certain evidence, or in extreme cases, ruling on an issue submitted to Arbitration adversely to the Party who has failed to comply.

RULE C-25  DISQUALIFICATION OF THE ARBITRATOR AND EXCLUSION OF LIABILITY

     The Parties agree not to call the Arbitrator, the Case Manager or any other ENDISPUTE employee as a witness or as an expert in any pending or subsequent litigation or other proceeding involving the Parties and relating to the dispute which is the subject of the Arbitration. The Parties agree that the Case Manager, Arbitrator, and any other ENDISPUTE employees will be disqualified as a witness or an expert in any pending or subsequent litigation or other proceeding relating to the dispute which is the subject of the Arbitration. The Parties agree to defend the Arbitrator, the Case Manager and ENDISPUTE from any subpoenas from outside parties arising from the Arbitration. The Parties agree that

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                                    EXHIBIT B



neither ENDISPUTE nor the Arbitrator nor the Case Manager is a necessary party in any litigation or other proceeding relating to the Arbitration or the subject matter of the Arbitration.

     Neither ENDISPUTE nor its employees or agents, including the Arbitrator and Case Manager, shall be liable to any Party for any act or omission in connection with any Arbitration conducted under these Rules.

RULE C-26  FEES

     Each party will pay its pro rata share of ENDISPUTE's fees and expenses as set forth in the ENDISPUTE Fee schedule in the effect at the time of the Commencement of the Arbitration. ENDISPUTE's agreement to render service is not only with the party, but also with the attorney or other representative of the Party in the Arbitration.